UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 2, 2007

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614) 356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective March 2, 2007, Dominion Homes, Inc. (the “Company”), and all of the participating lenders, the Huntington National Bank as Administrative Agent, and Silver Point Finance, LLC, as Senior Administrative Agent entered into Amendment No. 2 (the “Amendment”) to the Third Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of December 29, 2006. The amendment modifies minimum net worth covenants contained in Section 8.13 of the Credit Agreement beginning with the first quarter of 2007 and continuing for each subsequent quarter during the term of the Credit Agreement. The Amendment provides for a reduction in the Company’s minimum net worth requirement for the Term A Notes by $3,500,000 for each quarter, and the minimum net worth requirement for the Term B Notes by $3,325,000 for each quarter. For instance, as amended, the Credit Agreement requires that the Company maintain a minimum net worth at March 31, 2007 of $156,125,000 compared to $159,625,000 prior to the Amendment for the Term A Notes.

The above description is qualified in its entirety by reference to the full text of the Amendment No. 2 to Third Amended and Restated Credit Agreement, which is attached hereto and incorporated by reference herein as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Amendment No. 2 to Third Amended and Restated Credit Agreement dated March 2, 2007, among Dominion Homes, Inc., The Huntington National Bank, as an Issuing Bank and Administrative Agent, Silver Point Finance, LLC, as an Issuing Bank and Senior Administrative Agent, and the Lenders listed therein.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

	By:	/s/ William G. Cornely
William G. Cornely, Executive Vice
President of Finance and Chief Financial Officer

Date: March 8, 2007